Exhibit 10.28

SEVERANCE AGREEMENT AND WAIVER OF CLAIMS

THIS SEVERANCE AGREEMENT AND WAIVER OF CLAIMS (hereinafter referred to as the “Agreement”) is made and entered into by and between Charles F. McCoy (hereinafter referred to as “Employee”) and Unifi, Inc., a New York corporation, (hereinafter referred to as “Unifi” or “the Company”).

THE PARTIES acknowledge that on May 13, 2013, the Company notified the Employee that Employee’s employment would be terminated;

WHEREAS, the Company desires to provide Employee with severance benefits and the parties desire to further provide for the settlement of potential disputes between the Employee and the Company arising out of Employee’s employment with the Company and Employee’s termination of employment with the Company;

THEREFORE, in consideration of the mutual agreements and promises set forth within this Agreement, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company agree as follows:

1.

Termination of Employment. Employee and the Company hereby mutually agree that their employment relationship shall terminate effective as of July 31, 2013, provided that Employee’s status as a Named Executive Officer (and any other affiliate status and/or official capacity of the company and its subsidiaries) shall terminate effective as of May 13, 2013. The parties further agree that the relationship created by this Agreement is purely contractual and that no employment relationship is intended, or should be inferred, from the performance of the Company’s obligations under this Agreement.

2.

Leave of Absence. Until his termination date becomes effective on July 31, 2013, Employee shall be deemed to be on an administrative leave of absence with full pay and benefits. Employee will be available by telephone and for in-person meetings to assist in the transition of his duties during this leave of absence. Except as expressly authorized by the Company, Employee understands and agrees that he shall not have access to the Company’s offices or information while on the administrative leave of absence.

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3.	Payments. The Company agrees to make the following payments:

a.     The Company will pay Employee, on the Company’s normal bi-weekly payroll periods, a total of sixteen (16) months of severance pay covering the period of August 1, 2013 through November 30, 2014, based on Employee’s annual base salary of $317,000. All payments are subject to withholdings for state and federal taxes and other authorized deductions.

b.     Employee is eligible for and will receive a cash bonus, less applicable taxes, under the terms of the Company’s fiscal 2013 salaried bonus plan (the “Bonus Plan”), subject to all terms and conditions of the Bonus Plan for fiscal 2013.

c.     Six months after termination date, Employee will receive payment for amounts accrued under the Supplemental Key Employee Retirement Plan (“SERP”), but Employee will not receive a contribution to the SERP in December 2013.

d.     Employee will receive three (3) weeks of vacation payout at the expiration of the administrative leave period (July 31, 2013).

4.

Medical and Dental Insurance. The Company will continue to provide Employee (and eligible dependents) medical and dental coverage on the same terms and conditions as active employees of the Company and in accordance with the terms of the Unifi, Inc. Employee Welfare Benefit Plan then in effect (the “Medical Plan”) until such time as Employee begins new employment, including gainful self-employment (as determined by Unifi in its sole discretion), or until November 30, 2014, whichever comes first. Employee’s cost of medical and dental insurance will be the same as the cost of such insurance for active employees, which shall be deducted from the bi-weekly severance payments.

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a.     When Employee’s medical and dental insurance coverage terminates under this Agreement, Employee shall be entitled to continue his medical and dental insurance coverage under COBRA.

b.     Except as provided herein for medical and dental insurance, Employee’s coverage under all other benefits under the Unifi, Inc. Employee Welfare Benefit Plan shall terminate on July 31, 2013, including, without limitation, benefits in the event of disability, life insurance coverage, and accidental death and dismemberment coverage.

5.

Waiver of Claims. Employee agrees not to make any claims or demands or to commence any type of legal action (including administrative charges or lawsuits) against the Company (as well as its Board members, officers, officials, employees, and agents) or any related companies, subsidiaries, successors, or assigns on matters arising from Employee’s employment with or termination from the Company. This includes but is not limited to a release of any and all rights, claims, or causes of action arising under any state or federal constitution, statute, law, rule, regulation, or common-law principle of tort, contract, or equity. This waiver of claims specifically includes but is not limited to any action under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; and the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq. By entering into this Agreement, Employee does not waive or relinquish any rights he might have with regard to vested stock options, vested restricted stock, retirement benefits or the right to employee benefits by reason of Employee’s termination of employment. The rights and obligations to such benefits are governed by the terms and conditions of the plans.

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6.

Complete Defense. Other than as provided in Section 14 hereafter, the parties agree that this Agreement may be treated as a complete defense to any legal, equitable, or administrative action that may be brought, instituted, or taken by Employee, or on his behalf, against the Company and shall forever be a complete bar to the commencement or prosecution of any claim, demand, lawsuit, charge, or other legal proceeding of any kind against the Company, any related companies and subsidiaries, and the directors, officers, employees, and agents of them, including any successors and assigns, relating to his employment with the Company and/or the termination of his employment with the Company.

7.

Notification of Other Employment. Employee represents and warrants that within ten (10) days of accepting other employment (or becoming self-employed), he will inform the Company (i) of the name and address of his employer and (ii) his eligibility for medical and dental insurance coverage with his employer. This notification requirement shall expire three (3) years after this Agreement become effective.

8.

Full Cooperation. Employee agrees to fully cooperate with and assist Unifi in transitioning his work assignments to others in the Company. Employee also understands that he may be needed by the Company as a witness in certain arbitration and/or litigation matters (that the Company is or may in the future be involved) in which he participated in while employed with the Company. Employee agrees that he will provide reasonable assistance to the Company in such arbitrations/litigations and testify for the Company as reasonably requested by the Company. The Company agrees to reimburse Employee for his reasonable out of pocket costs and expenses (including travel expenses, and lost wages or other compensation) incurred for his cooperation as set forth in this provision of the Agreement.

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9.

Return of Property. Employee agrees that he will return to the Company any originals or copies of documents, electronic media or other materials (in electronic, hard copy or other form) and Confidential Information in his possession, including but not limited to all property or information, reports, files, memos, plans, lists, or other records (including electronically stored information) belonging to the Company or its affiliates, including copies, extracts or other documents derived from such property or information. Employee may retain as his separate personal property the cell phone(s), tablet, laptop and desktop computers.

10.

Confidentiality of this Agreement. This Agreement shall be deemed to be strictly confidential by and between these Parties and by express agreement and understanding this Agreement shall not be deemed, referenced, cited or referred to by the Parties hereto or any other third parties relating to Employee’s employment with Unifi, nor shall this Agreement be used as evidence in any litigation between and among the Parties to this Agreement (or any other third parties) except to establish only between the Parties to this Agreement specifically the terms and conditions set forth therein. Further, the Parties hereby covenant and agree that upon the execution of this document and prior thereto that they have not nor will they in the future discuss with anyone the terms and conditions of this Agreement or anything pertaining to the terms and conditions of this Agreement, the negotiation of the terms and conditions of this Agreement, the settlement terms and conditions of this Agreement or the details of this Agreement, except as required by court order or with the written consent of all parties to this Agreement. Further, all Parties hereto agree that upon receipt of a subpoena or any formal legal request for information covered by or contained in this Agreement that they will as soon as practical notify one another in writing of such pending request to the persons at the addresses set forth herein and that the terms of this Agreement shall remain confidential and shall only be disclosed by any Party hereto as that Party is ordered to do so by a court of competent jurisdiction, or as required for the preparation of any state or federal tax return.

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11.

Disclosure of Confidential Information. Employee agrees that for a period of five (5) years from the date of this Agreement, he will not disclose or make available to any person or other entity any trade secrets, confidential information, as hereinafter defined, or “know-how” relating to Unifi’s, its affiliates’ and subsidiaries’, businesses without written authority from Unifi’s Chairman and Chief Executive Officer, unless he is compelled to disclose it by judicial process. “Confidential Information” shall mean all information about Unifi, its affiliates or subsidiaries, or relating to any of their products or any phase of their operations, not generally known to their competitors or which is not public information, which Employee knows or acquired knowledge of during the term of his employment.

12.	Non-Compete.

a.     Employee agrees that for the severance period, expiring November 30, 2014 he will not, in a capacity which actually competes with Unifi, seek employment or consulting arrangements with or offer advice, suggestions, or input to any company, entity or person, which may be construed to be Unifi’s competitor, and

b.     Employee agrees that he will not directly or indirectly, for the severance period, expiring November 30, 2014, own any interest in, other than ownership of less than two percent (2%) of any class of stock of a publicly held corporation, manage, operate, control, be employed by, render advisory services to, act as a consultant to, participate in, assess or be connected with any competitor, as hereinafter defined, in a capacity which actually competes with Unifi, unless approved by the Chairman and Chief Executive Officer of Unifi.

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“Competitor” shall mean any company (incorporated or unincorporated), entity or person engaged, with respect to Employee’s employment, in the business of developing, producing, or distributing a product similar to any product produced by Unifi, its affiliates or subsidiaries.

13.

Breach. Employee understands and agrees that Unifi’s obligation to perform under this Agreement is conditioned upon Employee’s covenants and promises to Unifi as set forth herein. In the event Employee breaches any such covenants and promises, or causes any such covenants or promises to be breached, Unifi in its sole and absolute discretion shall have the option to terminate its performance of its obligations under this Agreement, and Unifi shall have no further liability or obligation to Employee. Employee acknowledges that compliance with Sections 10, 11, and 12 of this Agreement is necessary to protect Unifi’s businesses and goodwill; a breach of said paragraphs will do irreparable and continual damage to Unifi and an award of monetary damages would not be adequate to remedy such harm; therefore, in the event he breaches or threatens to breach this Agreement, Unifi shall be entitled to both a preliminary and permanent injunction in order to prevent the continuation of such harm. Nothing in this Agreement however, shall prohibit Unifi from also pursuing any other remedies.

14.

Other Representations. Employee represents and warrants that he has no knowledge of any illegal or improper act, misrepresentation or omission, concealment of information or any other potentially improper act committed by the Company, or any officer, director or employee of the Company. The Company agrees to indemnify Employee and hold him harmless of and from any and all legal, equitable, or administrative action of third parties arising out of actions taken by Employee within the scope of his employment. The Company agrees to maintain tail insurance with regard to Employee’s professional malpractice and officers and directors coverage for Employee and his actions while in the scope of his employment until the expiration of any applicable statutes of limitation.

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15.

Entire Agreement; Modification. Employee affirms that the only consideration for the signing of this Agreement is set forth in this Agreement and that no other promises or assurances of any kind have been made to him by the Company, its attorneys, or any other person as an inducement for him to sign this Agreement. This Agreement can be changed only by written amendment signed by both parties.

16.

Partial Invalidity. The parties agree that the provisions of this Agreement shall be deemed severable and that the invalidity or unenforceability of any portion or any provision shall not affect the validity or enforceability of the other portions or provisions. Such provisions shall be appropriately limited and given effect to the extent that they may be enforceable.

17.	Successors, Assigns, and Representatives. This Agreement shall inure to and be binding upon the parties hereto, their respective heirs, legal representatives, successors, and assigns.

18.	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina and any applicable federal laws.

19.	Notices. Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing and if sent by registered or certified mail, postage prepaid, or telecopier to:

EMPLOYEE:
Charles F. McCoy
5938 Tarleton Drive
Oak Ridge, NC 27310

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and to:

UNIFI:
Attn: William L. Jasper
7201 W. Friendly Avenue (27410)
P.O. Box 19109
Greensboro, NC 27419-9109
Fax: (336) 316-5774

20.

Arbitration. In the event of any differences of opinion or disputes, between Employee and Unifi, with respect to the construction or interpretation of this Agreement or the alleged breach thereof, which cannot be settled amicably by agreement of the Parties, such disputes shall be submitted to and determined by arbitration by a single arbitrator in the City of Greensboro, North Carolina, in accordance with the rules of the American Arbitration Association and judgment upon the award shall be final, binding and conclusive upon the Parties and may be entered in the highest court, state or federal, having jurisdiction.

21.

Revocation. Employee understands that this Agreement may be revoked by Employee within seven (7) days after the signing of the Agreement. To revoke the Agreement, Employee understands that he must notify William L. Jasper in writing that he no longer wishes to be bound by this Agreement and desires to revoke the Agreement immediately. This Agreement shall not become effective and enforceable until seven (7) days after it has been signed by Employee.

22.

Acknowledgement. Employee hereby acknowledges that he has been informed by the Company (i) that he can consider this Agreement for a period of twenty-one (21) days and (ii) that he can discuss this Agreement with an attorney of his choice. Employee affirms that he has carefully read this entire Agreement, that he possesses sufficient education and/or experience to fully understand the extent and impact of its provisions, and that he enters into this Agreement of his own free will with the intention of being legally bound.

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/S/ CHARLES F. MCCOY

Charles F. McCoy

Date: 5/14/13

UNIFI, INC.

By: /S/ WILLIAM L. JASPER 5/14/13

       William L. Jasper

       Chairman and Chief Executive Officer

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